EXHIBIT 10.23

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential.

Exhibit 10.23

Settlement Agreement

This Settlement Agreement (the “Agreement”), effective as of November 28, 2022 (the “Effective Date”), is made by and between Wright Medical Technology, Inc., with an address at 1023 Cherry Road, Memphis, Tennessee 38117 (“Wright”) and Stryker Corp., with an address at 2825 Airview Blvd., Kalamazoo, Michigan 49002 (collectively referred to as “Stryker”) on the one hand and Paragon 28, Inc., with an address at 14445 Grasslands Drive, Englewood, Colorado 80112 (“Paragon”) on the other hand. Stryker and Paragon are collectively referred to as the “Parties.”

Whereas, Stryker and/or one or more of its Affiliates own U.S. Patent Nos. 7,771,457; 8,100,954; 8,118,846; 8,118,848; 9,144,443; 9,259,251; 9,259,252; 9,259,253; and 9,545,278 (the “Plating System Patents”), 9,078,710 (the “Instrument Patent”), and 9,907,561 and 10,888,336 (the “TAR Patents”).

Whereas, Paragon manufactures and sells medical device products, including foot and ankle plating systems and instruments and total ankle repair (“TAR”) systems and instruments.

Whereas, on or about March 23, 2018, Wright filed a lawsuit in the United States District Court for the District of Colorado (the “Colorado Court”) under Civil Action No. 1:18-cv-00691-PAB, for infringement by Paragon of the Plating System Patents and the Instrument Patent; on or about August 8, 2018, amended its complaint to add Misappropriation of Trade Secrets under the Federal Defend Trade Secrets Act 18 U.S.C. § 1836; Misappropriation of Trade Secrets under the Colorado Uniform Trade Secrets Act C.R.S. § 7-74-102(4), Federal Unfair Competition under the Lanham Act 15 U.S.C. § 1125(A)(1), Common Law Unfair Competition, Intentional Interference with Contracts, Civil Theft C.R.S. § 18-4-405, and Conversion causes of action; and Paragon counterclaimed asserting non-infringement and invalidity of the Plating System Patents and the Instrument Patent, Abuse of Process, and Tortious Interference with Prospective Business Advantage (the “Colorado Lawsuit”);

Whereas, on or about December 23, 2021, Wright filed a lawsuit in the United States District Court for the District of Delaware (the “Delaware Court”) under Civil Action No. 1:21-cv-01809-MN, for infringement by Paragon of the TAR Patents (the “Delaware Lawsuit”);

Whereas, on or about October 4, 2022, Paragon filed Requests for Inter Partes Review with the Patent Trial and Appeal Board (“PTAB”) challenging the validity of the TAR Patents (the “PTAB Litigations”); and

Whereas, the Parties wish to settle all disputes raised in the Colorado Lawsuit, the Delaware Lawsuit, and the PTAB Litigations (collectively, “the Lawsuits”) to avoid the necessity, expense, inconvenience and uncertainty of additional and continued proceedings in the Lawsuits, and wish to obtain a resolution of the disputes to allow a more predictable business environment for each Party;

Now, Therefore, in consideration of the foregoing, the covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

Article 1.
Definitions
Section 1.01
“Affiliate(s)” shall mean, with respect to any person or entity, any other person or entity which Controls, is Controlled by, or is under common Control with that person or entity.
Section 1.02
“Control” shall mean the direct or indirect (a) ownership or control (whether through contract or otherwise) of (1) in the case of corporate entities, fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors or (2) in the case of non-corporate entities, fifty percent (50%) or more of the equity interest in such non-corporate entity, or (b) legal power (whether through contract or otherwise) to direct management or management policies of such entity.
Section 1.03
“Effective Date” shall be the date provided in the first paragraph of this Agreement.
Section 1.04
“Licensed Intellectual Property” shall mean:
(a)
the Plating System Patents, the Instrument Patent, and the TAR Patents; and
(b)
[***]
(c)
[***]
(d)
[***]

For avoidance of doubt, reference to patent applications in this Section 1.04 includes all patents issuing at any time from such patent applications.

Further, Paragon denies that it has misappropriated the Alleged Technical Trade Secrets but agrees to undertake its best efforts to protect the confidentiality of the Alleged Technical Trade Secrets in the manner it does its own trade secrets.

Paragon denies that it has misappropriated the Alleged Technical Trade Secrets but agrees to undertake its best efforts to protect the Alleged Technical Trade Secrets in the manner it does its own technology.

Section 1.05
“Licensed Product or Service” shall mean any past, current or future apparatus, system, device, hardware, software, method, product or service or any component or portion thereof that is designed, branded, made, used, sold, offered for sale, leased, purchased, licensed, imported, exported, supplied or otherwise provided by, for, to, on behalf of, or for the benefit of Paragon or a Paragon Affiliate, which (a) comes within the scope of any claim of the patents in or issuing from the Licensed Intellectual Property, (b) absent the licenses, covenants and releases of this Agreement, would infringe at least one of the patents in or issuing from the Licensed Intellectual Property under 35 USC § 271, including §§ 271 (a), (b), (c), (f) and (g); or (c) uses the Alleged Technical Trade Secrets
Section 1.06
“Payment” shall have the meaning provided in Section 2.01 of this Agreement.

Section 1.07
“Third Party” means an entity that is neither a Party to this agreement nor an Affiliate of a Party.
Article 2.
Settlement Payment
Section 2.01
Consideration. In consideration of the licenses, releases, covenants, representations and warranties granted, extended and made by Licensor, Paragon agrees to pay to Stryker a one-time payment of $26,000,000.00 US (twenty-six million and NO/100 US dollars) (the “Payment”), in accordance with Section 2.02 of this Agreement. Paragon agrees and understands that the Payment is completely and wholly non-refundable by Stryker.
Section 2.02
Timing and Manner of Payment. Paragon shall make the Payment in three installments consisting of $5,000,000 US (five million and NO/100 US dollars) on or by December 16, 2022, $8,000,000 US (eight million and NO/100 US dollars) at any time between January 1, 2023 and January 16, 2023, and $13,000,000 US (thirteen million and NO/100 US dollars) at any time between April 1, 2023 and April 17, 2023. Paragon shall make the Payment by wire transfer to the following bank account:

Beneficiary Name:	Stryker Corporation
Beneficiary Address:	2825 Airview Boulevard Kalamazoo, Michigan 49002
Bank Name:	[ ]
Account Number:	[ ]
ACH Routing Number:	[ ]
Wire Routing Number:	[ ]
Reference	[ ]
Bank Address:	[ ]

Section 2.03
Taxes. Each Party agrees to be responsible for and bear all taxes as determined by the applicable law and no Party shall be liable at any time for any other Party’s taxes incurred in connection with or related to amounts paid or licenses granted under this Agreement.
Article 3.
Compromise; No Admissions
Section 3.01
Compromise. The Parties acknowledge and agree that this Agreement, including the Payment, has been entered into solely for the purpose of settling and compromising the Lawsuits and to avoid the expense and uncertainty of continued litigation. The Parties further acknowledge and agree (i) this is a litigation settlement and does not represent a reasonable royalty for the infringement alleged; and (ii) that no calculation has been made to determine whether the Payment or any portion of the Payment would constitute fair market value or a reasonable royalty for any release, right or license granted hereunder.
Section 3.02
No Admissions. The settlement of the Lawsuits, their underlying disputes, this Agreement and any action contemplated by it, shall not be construed as an admission by any Party of, or to support any finding as to, the merit or lack thereof of any claim, counterclaim or defense asserted in connection with the Lawsuits.
Article 4.
Dismissal of the Lawsuits
Section 4.01
Filing of Notice of Dismissal. No later than two (2) business days after the Effective Date, the Parties shall cause their respective counsel (i) to execute and file the joint stipulations in the form set forth in Exhibit A seeking orders from the Colorado Court and the Delaware Court dismissing with prejudice all claims and counterclaims between them in the Colorado Lawsuit and Delaware Lawsuit, and (ii) to withdraw the pending IPRs and execute and file the notices in the form set forth in Exhibit B seeking consented dismissal by the Patent Trial and Appeal Board of the PTAB Litigation.
Section 4.02
Costs and Attorneys’ Fees. The Parties agree that each Party shall bear its own costs and attorneys’ fees in connection with the Lawsuits, which agreement shall be recited in the joint stipulations filed pursuant to Section 4.01(a).
Section 4.03
Further Action. The Parties shall promptly proceed with any and all additional procedures needed to dismiss the Lawsuits.
Article 5.
License
Section 5.01
License. Upon the Effective Date, subject to and conditioned upon receipt by Stryker of the Payment required by this Agreement, Stryker, on behalf of itself and its Affiliates, hereby grants to Paragon and its Affiliates, distributors, sales agents and customers a non-exclusive, worldwide, perpetual, irrevocable, fully-paid up, royalty-free non-transferable (except to the extent permitted herein) license, without the right to sublicense to make, have made, use, sell, offer to sell, and import Licensed Products or Services.

Article 6.
Release
Section 6.01
Grant of Release by Stryker. Upon the Effective Date, subject to and conditioned upon receipt by Stryker of the Payment required by this Agreement, Stryker, on behalf of itself and its Affiliates, and their respective predecessors, successors, parents, subsidiaries, assigns, agents, attorneys, directors, officers, partners, employees and their heirs and executors do hereby fully and unconditionally releases, acquits and forever discharges (i) Paragon, (ii) Paragon’s Affiliates, and (iii) their respective predecessors, successors, parents, subsidiaries, permitted assigns, agents, attorneys, directors, officers, employees, and insurers from any and all actions, causes of action, claims or demands, liabilities, damages, attorneys’ fees, court costs, or any other form of claim or compensation, at law, in equity, or otherwise, known or unknown, contingent or fixed, suspected or unsuspected, arising prior to the Effective Date, including without limitation claims:
(a)
relating to, based upon, or arising out of the Lawsuits, the allegations in the Lawsuits, or any claims that were or could have been asserted against Paragon (as defined in i, ii and iii immediately above) in the Lawsuits, and
(b)
based on the conduct of the Lawsuits or the conduct of settlement negotiations (except for representations or obligations expressly included in this Agreement).
Section 6.02
Grant of Release by Paragon. Upon the Effective Date, Paragon, on behalf of itself and its Affiliates, and their respective predecessors, successors, parents, subsidiaries, assigns, agents, attorneys, directors, officers, partners, employees and their heirs and executors do hereby fully and unconditionally releases, acquits and forever discharges (i) Stryker, (ii) Stryker’s Affiliates, and (iii) their respective predecessors, successors, parents, subsidiaries, permitted assigns, agents, attorneys, directors, officers, employees, and insurers from any and all actions, causes of action, claims or demands, liabilities, damages, attorneys’ fees, court costs, or any other form of claim or compensation, at law, in equity, or otherwise, known or unknown, contingent or fixed, suspected or unsuspected, arising prior to the Effective Date, including without limitation claims:
(a)
relating to, based upon, or arising out of the Lawsuits, the allegations in the Lawsuits, or any claims that were or could have been asserted against Stryker (as defined in i, ii and iii immediately above) in the Lawsuits, and
(b)
based on the conduct of the Lawsuits or the conduct of settlement negotiations (except for representations or obligations expressly included in this Agreement).
Article 7.
Covenants
Section 7.01
Covenant by Stryker. Subject to Paragon’s performance of the payment obligations provided in this Agreement, Stryker, on behalf of itself and its Affiliates, hereby covenants and agrees, to the fullest extent permitted by law, that they will not directly or indirectly institute, file or cause to be filed, maintain, assist with, or advise to be commenced, or threaten, any action or suit against Paragon or any of Paragon’s Affiliates, for any activities authorized by the rights granted in and to the Licensed Intellectual Property in this Agreement.
Section 7.02
Covenant by Paragon. Paragon, on behalf of itself and its Affiliates, hereby covenants and agrees, to the fullest extent permitted by law, not to challenge the validity of any one or more of the patents in or issuing from the Licensed Intellectual Property (including challenging or assisting in a challenge in any forum including Federal Courts, whether under 28 U.S.C. §§ 2201-2202 or not, United States Patent and Trademark Office, and/or the International Trade Commission) as long as Stryker does not assert or threaten to assert infringement of any patents in or issuing from the Licensed Intellectual Property against Paragon, its Affiliates or any Licensed Product or Service.
Section 7.03
Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as an admission by any Party of the validity or invalidity of any Licensed

Intellectual Property, or as an admission by any Party of its direct or indirect (including induced or contributory) infringement of any patent in or issuing from the Licensed Intellectual Property, or as an admission by any Party of any issue relating to the Lawsuits. In addition, subject to the Protective Orders entered in the Lawsuits nothing in this Section 7.02 prevents a Party or its Affiliates from complying with discovery requests, testifying at depositions, serving as a witness, or engaging in other activities in response to the requests of any governmental body or in accordance with applicable laws or regulations or that a Party or any of its Affiliates is otherwise legally obligated or compelled to participate in or provide.
Article 8.
Confidentiality
Section 8.01
Obligations. Each Party will hold the terms of this Agreement, and the negotiations leading to this Agreement, in confidence and shall not publicize or disclose such information to any Third Party without the prior written consent of each of the other Parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties may without consent disclose this Agreement or information concerning this Agreement: (i) in confidence as directed by a court (or otherwise as directed by law); (ii) to the extent necessary to comply with applicable laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission (“SEC”) and any national securities exchange; (iii) to the extent necessary to respond to a request by the SEC, the United States Food & Drug Administration (“FDA”), or any other court or governmental agency, with a request for confidential treatment; (iv) to the extent necessary to take action to enforce their rights under this Agreement; (v) to the Parties’ respective attorneys, accountants, auditors, tax preparers, financial advisors and other agents who have a need to know the content of this Agreement; (vi) with obligations of confidentiality at least as stringent as those contained herein, to a Third Party in connection with a merger, acquisition, sale of patents, financing or similar transaction.
Section 8.02
[***]
Section 8.03
[***]
Article 9.
Publicity
Section 9.01
Trademarks. This Agreement shall not be construed to confer any right to the either Party to use in advertising, publicity, or otherwise, any trademark, service mark, trade name, domain name, trade dress, or names of the other Party, or any contraction, abbreviation or simulation thereof, without the prior written consent of such other Party.
Section 9.02
Press Releases; Media Coverage. The Parties agree that any press release shall be limited to a statement that the case was resolved to the mutual satisfaction of the Parties and an acknowledgement of no admission of liability.
Article 10.
Representations and Warranties
Section 10.01
Authority to Enter Agreement. Each Party represents and warrants that it has the full right and power to enter this Agreement and, on behalf of itself and its Affiliates, has the full right and power to grant the rights, licenses, releases, and covenants as set forth herein, and that there are no other persons or entities whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Agreement.
Section 10.02
No Warranties or Representations. Subject to Section 10.01, the Licensed Intellectual Property are licensed “as is,” and Stryker MAKES NO REPRESENTATIONS AND WARRANTIES OF ANY KIND, including regarding the validity or enforceability of any of the Licensed Intellectual Property. Stryker will have no obligation to file, prosecute or maintain any patents or patent applications, to enforce the License Intellectual Property against Third Parties or to provide know-how or support to Paragon.
Section 10.03
NO IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN STRYKER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY OR THE LICENSED PRODUCTS AND SERVICES, AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY OR COMMERCIAL APPLICATION OF THE LICENSED INTELLECTUAL PROPERTY OR THE LICENSED PRODUCTS OR SERVICES. LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY LICENSEE OR ANY OTHERS RESULTING FROM THE MANUFACTURE, SALE OR USE OF THE LICENSED PRODUCTS AND SERVICES.
Article 11.
Assignment Rights
Section 11.01
Permitted Assignments. This Agreement shall not be assignable without the prior written consent of Stryker, except that no consent is required in the following circumstances: Paragon may assign rights under this Agreement to the surviving entity (an “Assignee”) in any merger, consolidation, equity exchange, recapitalization or reorganization of Paragon or its business, or other sale or transfer of all or substantially all of Paragon’s business, stock or assets, provided that, in the case of such an assignment, (i) the Assignee agrees to be bound by the terms of the Agreement, and (ii) the releases, covenants and patent license granted under this Agreement as assigned shall apply only to the Assignee’s continuation of Paragon’s business activities existing as of the date of such assignment. If Assignee engaged in other business activities prior to such assignment, the rights under this Agreement shall not be expanded to cover Assignee’s own business activities prior to, on or that are continued after such assignment.
Article 12.
Notices
Section 12.01
Procedure. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by
(a)
Hand,
(b)
Prepaid courier with package tracking capabilities, or
(c)
Registered or certified mail postage prepaid;

and in each case shall be addressed as provided in Section 12.02. Such notices shall be deemed to have been served when received by addressee.

Section 12.02
Addresses.
(a)
For notices to Stryker:

[ ]

Stryker Corp.

2825 Airview Blvd.

Kalamazoo, MI 49002

With a copy to:

[ ]

Duane Morris LLP

1330 Post Oak Blvd., Suite 800

Houston, TX 77056

[ ]

Bartlit Beck LLP

54 W. Hubbard St., Suite 300

Chicago, IL 60654

(b)
For notices to Paragon:

Jonathan Friedman, General Counsel

Paragon 28

14445 Grasslands Dr.

Englewood, CO 80112

With a copy to:

Luke Dauchot

Kirkland & Ellis LLP

555 South Flower Street, Suite 3700

Los Angeles, CA 90071

Section 12.03
Change of Addresses. A Party may give written notice of a change of address. After notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

Article 13.
Term and Expiration
Section 13.01
Term. This Agreement is effective beginning on the Effective Date and shall remain in full force and effect until six (6) years after the expiration date of the last to expire of the Licensed Patents.
Section 13.02
Survival of Provisions. The provisions of the following Articles shall survive any expiration or termination of this Agreement: Articles 2-11, Section 12.03, and Articles 13 and 15.
Article 14.
Bankruptcy
Section 14.01
Applicability of Bankruptcy Code. Each Party acknowledges that all rights, covenants and licenses granted by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (“the Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.
Section 14.02
Executory Contract; Rejection. Each Party acknowledges this Agreement is an Executory Contract under the Bankruptcy Code and that, should either Party become a petitioner under the Bankruptcy Code, Section 365(n) of the Bankruptcy Code applies to this Agreement and the rights afforded thereunder apply. Each Party further acknowledges that if such Party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other Party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code.
Article 15.
Miscellaneous
Section 15.01
Entire Agreement. The terms and conditions of this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, understandings, and representations by or between the Parties, whether written or oral, to the extent they relate to the subject matter hereof. Any rights not expressly granted in this Agreement are reserved.
Section 15.02
Modification; Waiver. No modification, waiver or amendment of any term of this Agreement shall be binding on the Parties unless the same shall be in writing signed by authorized representatives of the Parties. The waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default. The failure to enforce any provision of this Agreement shall not be deemed a waiver of any rights under this Agreement.
Section 15.03
Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the domestic law of the state of Michigan without giving effect to any choice of law provision or rule (whether of the state of Michigan or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the state of Michigan. The Parties agree and consent to the exclusive jurisdiction and venue in the United States District Court for Colorado for any claims arising under this Agreement. However, the Parties agree that the Colorado Court and Delaware Court shall retain jurisdiction over the Colorado Lawsuit and Delaware Lawsuit, respectively, to enforce the payment provisions of Section 2 or, if payment is not timely made, to reinstate the Lawsuits notwithstanding the dismissals filed by the Parties.

Section 15.04
Binding Effect on Parties, Affiliates, Successors in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their Affiliates and their respective successors and permitted assignees (including any assignees of any of the Licensed Intellectual Property). To the extent such binding effect is not provided by operation of law, the Parties and their Affiliates shall require any successor or permitted assignee to agree to be bound to the terms of this Agreement as a condition precedent to such succession or assignment.
Section 15.05
No Third Party Beneficiaries. Except as expressly set forth herein, this Agreement is made solely and specifically among and for the benefit of the Parties and their Affiliates, and no other person or entity whomsoever shall have any rights, interests, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
Section 15.06
Rules of Construction. The language of this Agreement has been approved by counsel for the Parties. The language of this Agreement shall be construed as a whole according to its fair meaning and none of the Parties (or the Parties’ respective attorneys) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise between the Parties.
Section 15.07
Severability. If any provision of this Agreement is found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable to the greatest extent allowed by such court or body under law.
Section 15.08
Actions to Enforce Agreement. In the event that any action is required to enforce the terms of this Agreement, the prevailing Party in any such action shall be entitled to recover against the non-prevailing Party, in addition to any actual damages, its reasonable attorneys’ fees and costs incurred in connection with such enforcement action.
Section 15.09
Headings. Descriptive headings and titles used in this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.
Section 15.10
Counterparts; Facsimile Signatures. This Agreement may be executed as duplicate originals, both of which shall be regarded as one and the same instrument, and each of which shall be the official and governing version of this Agreement. A faxed or e-mailed copy of the signature page shall be considered an original for purposes of this Agreement. In addition, single or duplicate original copies of this Agreement may be executed by the Parties with multiple counterpart signature pages, where each individual Party may execute a separate signature page, provided that every Party executes a signature page.
Section 15.11
Time of the essence. Time is of the essence in the performance of each Party’s obligations under this Agreement, including Paragon’s obligation to make the Payment.

In Witness Whereof, the Parties have caused this Agreement to be signed below by their respective duly authorized representatives.

Stryker Corporation

By: /s/ Michael H. Panos

Name: Michael H. Panos

Title: Authorized Representative

Date Signed: 11/28/22

Wright Medical Technology, Inc.

By: Michael H. Panos

Name: Michael H. Panos

Title: Authorized Representative

Date Signed: 11/28/22

Paragon 28, Inc. By: /s/ Jonathan Friedman Name: Jonathan Friedman Title: General Counsel Date Signed: 11/28/22